Exhibit 99.1

FARO Reports First Quarter 2006 Results;
New Orders Grow 21.2%, Sales Up 16.3%

           LAKE MARY, Fla., June 29 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today announced results for the first quarter ended April 1, 2006 and that it has filed its Annual Report on Form 10-K for fiscal year 2005 and its Quarterly Report on Form 10-Q for the first quarter 2006. The Company previously announced its financial results for fiscal year ended 2005 on February 23, 2006. There were no changes to the previously announced financial results. Net income for the first quarter of 2006 was approximately $0.5 million, or $0.03 per diluted share, a decrease of $3.0 million compared with $3.5 million or $0.24 per diluted share in the first quarter of 2005.  First quarter results included pre-tax expenses of approximately $1.6 million for legal and professional fees, of which $1.0 million was related to the Company’s Foreign Corrupt Practices Act internal investigation and $0.6 million was related to ongoing patent litigation.

          Sales for the first quarter of 2006 were approximately $32.1 million, an increase of $4.5 million, or 16.3% from $27.6 million in the first quarter of 2005.  New order bookings for the first quarter were approximately $33.1 million, an increase of $5.8 million, or 21.2% compared with approximately $27.3 million in the year-ago quarter. New orders increased 25.7% in the Americas to $13.7 million, from $10.9 million in the first quarter of 2005. In Europe/Africa, new orders increased 23.1% to $13.3 million from $10.8 million in the first quarter of 2005, and in Asia/Pacific, new orders increased 8.9% to $6.1 million, from $5.6 million in the first quarter of 2005.

          “Our performance in the first quarter is testament to the overall strength of our company and the markets we serve,” said Jay Freeland, Co-CEO.  “Europe’s new order growth returned to solid double-digit levels of 23.1% while the Americas led the Company at 25.7%.  Our gross margin was 58.8% and we benefited from the performance of new sales people we added in previous quarters which reduced selling cost as a percentage of sales to 32.0% from 33.7% in the fourth quarter 2005,” Freeland continued.  “We reduced our inventory by approximately $1.3 million and held total company headcount nearly flat with an increase of 7 from year-end 2005.  With three new product releases and the progressive financial improvements stated previously, I am pleased with our results considering the distraction and additional expense caused by the China investigation.”

          Update Regarding FCPA Internal Investigation

           As reported in the Company’s Annual Report Form 10-K for the year ended December 31, 2005, the Company learned that its China subsidiary had made improper payments to certain customers in China that may have violated the Foreign Corrupt Practices Act and other applicable laws. The Company’s Audit Committee instituted an internal investigation into this matter in February 2006, and the Company voluntarily notified the Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”) of this matter in March 2006.  The Company has provided to the SEC and DOJ information obtained during the course of this investigation and is cooperating with both agencies.

          In conjunction with FARO’s First Quarter earnings release, you are invited to listen to its conference call that will be broadcast live over the internet on June 30, 2006 at 11:00 a.m. EST.

          Dial in numbers: 1-800-540-0559 (domestic) or 1-785-832-1523 (International).

          http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=99722&eventID=1344983
          (Please copy and paste the above URL into browser.)

          The replay numbers are 1-888-225-1190 (Domestic) and 1-402-220-4971 (International).

          Statements made during our June 30, 2006 conference call may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

          Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

*	our inability to further penetrate our customer base;
*	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
*	our inability to maintain our technological advantage by developing new products and enhancing our existing products;

*	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
*	the cyclical nature of the industries of our customers and the financial condition of our customers;
*	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
*

the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Hexagon’s Cimcore-Romer subsidiary against us;

*

fluctuations in our annual and quarterly operating results as a result  of a number of factors including, but not limited to litigation brought against us, quality issues with our products, excess or obsolete inventory, raw material price fluctuations, expansion of our manufacturing capability and other inflationary pressures;

*

fluctuations in our annual and quarterly operating results, and our inability to keep our financial results within our target goals, as a result of (i) the size and timing of customer orders, (ii) the amount of time that it takes to fulfill orders and ship our products, (iii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (iv) increases in operating expenses required for product development and new product marketing, (v) costs associated with new product introductions, such as assembly line start-up costs and low introductory period production volumes, (vi) the timing and market acceptance of new  products and product enhancements, (vii) customer order deferrals in anticipation of new products and product enhancements, (viii) our success in expanding our sales and marketing programs, (ix) start-up costs associated with opening new sales offices outside of the United States, (x) fluctuations in revenue without proportionate adjustments in fixed costs, (xi) the efficiencies achieved in managing inventories and fixed assets; (xii) investments in potential acquisitions or strategic sales, product or other initiatives, (xiii) shrinkage or other inventory losses due to product obsolescence, scrap or material price changes, (xiv) adverse changes in the manufacturing industry and general economic condition, (xv) adverse changes in the manufacturing industry and general economic condition; and (xvi) other factors noted herein;

*	our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;
*	the inability of our products to displace traditional measurement devices and attain broad market acceptance;
*	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;
*	the effects of increased competition as a result of recent consolidation in the CAM2 market;
*

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and  managing foreign operations, political and economic instability, and the  burdens of complying with a wide variety of foreign laws and labor practices;

*	our inability to continue to grow sales in the Asia Pacific region;
*	higher than expected increases in expenses relating to our Asia Pacific expansion or our Swiss manufacturing facility;
*

our inability to keep our financial results within our target goals as a result of various potential factors such as investments in potential acquisitions or strategic sales, product or other initiatives, shrinkage  or other inventory losses due to product obsolescence, scrap or material  price changes;

*	our inability to find less expensive alternatives to stock options to attract and retain employees;
*	the loss of our co-Chief Executive Officers or our Chief Financial Officer or other key personnel;
*	difficulties in recruiting research and development engineers, and application engineers;
*	the failure to effectively manage our growth;
*	difficulty in predicting our effective tax rate;
*	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and
*	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

          Forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

          About FARO

          With more than 10,800 installations and 4,900 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, manufacture and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO TrackArm; FARO Laser ScanArm; FARO Laser Scanner LS; FARO Gage and Gage-PLUS; Platinum, Digital Template, Titanium, Advantage FaroArms; the FARO Laser Tracker X and Xi; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended

(in thousands, except per share data)	Apr 1, 2006	Apr 2, 2005

SALES	$32,056	$27,617
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	13,221	10,274

Gross profit	18,835	17,343
OPERATING EXPENSES:
Selling	10,251	7,666
General and administrative	5,647	3,467
Depreciation and amortization	1,011	690
Research and development	1,852	1,327

Total operating expenses	18,761	13,150

INCOME FROM OPERATIONS	74	4,193

OTHER INCOME (EXPENSE)
Interest income	158	132
Other income (expense), net	375	(29)
Interest expense	(2)	(2)

INCOME BEFORE INCOME TAX	605	4,294
INCOME TAX EXPENSE	109	825

NET INCOME	$496	$3,469

NET INCOME PER SHARE - BASIC	$0.03	$0.25

NET INCOME PER SHARE - DILUTED	$0.03	$0.24

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	April 1, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$6,398	$9,278
Short-term investments	15,890	16,490
Accounts receivable, net	28,011	28,654
Inventories	27,392	28,650
Deferred income taxes, net	2,561	2,155
Prepaid expenses and other current assets	2,818	2,200

Total current assets	83,070	87,427

Property and Equipment:
Machinery and equipment	7,390	6,940
Furniture and fixtures	3,461	3,334
Leasehold improvements	2,033	1,710

Property and equipment at cost	12,884	11,984
Less: accumulated depreciation and amortization	(6,646)	(5,920)

Property and equipment, net	6,238	6,064

Goodwill	16,344	14,574
Intangible assets, net	6,299	6,395
Service Inventory	4,371	4,333
Deferred income taxes, net	3,581	3,855

Total Assets	$119,903	$122,648

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,750	$12,301
Accrued liabilities	6,070	5,569
Income taxes payable	1,520	1,406
Current portion of unearned service revenues	3,413	3,168
Customer deposits	280	201
Current portion of long-term debt and obligations under capital leases	134	163

Total current liabilities	17,167	22,808
Unearned service revenues - less current portion	1,193	803
Deferred tax liability, net	1,200	—
Long-term debt and obligations under capital leases - less current portion	223	177

Total Liabilities	19,783	23,788

Commitments and contingencies
Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 14,489,178 and 14,481,178 issued; 14,341,500 and 14,290,917 outstanding, respectively	14	14
Additional paid-in-capital	84,229	83,940
Retained earnings	17,752	17,256
Accumulated other comprehensive (loss) income	(1,724)	(2,199)
Common stock in treasury, at cost - 40,000 shares	(151)	(151)

Total shareholders’ equity	100,120	98,860

Total Liabilities and Shareholders’ Equity	$119,903	$122,648

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended

	April 1, 2006	April 2, 2005

CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$496	$3,469
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,011	690
Amortization of Stock Options and Restricted Stock Units	95	—
Income tax benefit from exercise of stock options	—	157
Deferred income tax expense (benefit)	(278)	310
Employee stock option (income) expense	18	(121)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	953	(498)
Inventories	1,334	(2,541)
Prepaid expenses and other current assets	(596)	437
Increase (decrease) in:
Accounts payable and accrued liabilities	(6,132)	(1,129)
Income taxes payable	92	605
Customer deposits	75	(68)
Unearned service revenues	589	432

Net cash provided by operating activities	(2,343)	1,743

INVESTING ACTIVITIES:
Acquisition of iQvolution	—	(4,270)
Purchases of property and equipment	(775)	(663)
Payments for intangible assets	(425)	(249)
Purchases of short-term investments	—	(900)
Proceeds from short-term investments	600	1,900

Net cash used in investing activities	(600)	(4,182)

FINANCING ACTIVITIES:
Long-term debt acquired	67	—
(Payments) Proceeds from capital leases	(53)	(25)
Proceeds from issuance of stock, net	—	209

Net cash provided by financing activities	14	184

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	49	(601)

DECREASE IN CASH AND CASH EQUIVALENTS	(2,880)	(2,856)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,278	16,357

CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,398	$13,501

SOURCE  FARO Technologies, Inc.
          -0-                                          06/29/2006
          /CONTACT:  Barbara Smith, Chief Financial Officer of FARO Technologies, Inc., +1-407-333-9911/
          /FCMN Contact: trowbris@faro.com/
          /Web site:  http://www.faro.com /